Exhibit 99.1

VILLAGEEDOCS, INC.

Financial Statements
For the Years Ended December 31, 2009 and 2008
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VillageEDOCS, Inc.

We have audited the accompanying consolidated balance sheets of VillageEDOCS, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations.  This factor raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
April 15, 2010

VillageEDOCS, Inc. and subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,307,834	$567,447
Accounts receivable, net of allowance for doubtful
accounts of approximately $52,000 and $47,000, respectively	405,000	573,580
Prepaid expenses and other current assets	86,925	231,501
Debt issuance costs, net	-	17,883
Current assets of discontinued operations	-	611,953
Total current assets	1,799,759	2,002,364

Property and equipment, net	217,368	303,322
Other assets	25,014	28,811
Goodwill	4,523,527	4,523,527
Other intangibles, net	2,929,508	3,569,228
Non-current assets of discontinued operations	-	3,064,171
	$9,495,176	$13,491,423

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$403,265	$362,402
Current portion of accrued expenses and other liabilities	500,591	1,536,258
Deferred revenue	705,314	809,183
Lines of credit	130,592	716,234
Current portion of notes payable to related parties, net of unamortized
debt discount of $47,808 and $47,808, respectively	264,309	438,682
Convertible note and accrued interest payable to related party	-	178,370
Current liabilities of discontinued operations	-	763,355
Total current liabilities	2,004,071	4,804,484

Accrued expenses and other liabilities, net of current portion	806,045	81,318
Notes payable to related parties, net of current portion and
unamortized debt discount of $27,883 and $75,690, respectively	340,000	604,310
Derivative liability	4,650	-
Non-current liabilities of discontinued operations	-	1,737
Total liabilities	3,154,766	5,491,849

Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, par value $0.001 per share:
Authorized — 48,000,000 shares
Issued and outstanding — 0 and 33,500,000 shares, respectively
(liquidation preference of $0 and $1,675,000, respectively)	-	33,500
Common stock, par value $0.0001 per share:
Authorized — 500,000,000 shares
Issued and outstanding — 226,546,613 and 180,270,913 shares, respectively	22,655	18,027
Additional paid-in capital	34,022,485	33,618,742
Accumulated deficit	(27,704,730)	(25,670,695)
Total stockholders' equity	6,340,410	7,999,574
	$9,495,176	$13,491,423

See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2009	2008
Net sales	$10,291,252	$9,799,854
Cost of sales	2,942,089	2,691,875
Gross profit	7,349,163	7,107,979
Operating expenses:
Product and technology development	1,851,477	1,535,265
Sales and marketing	1,967,083	1,624,005
General and administrative	3,993,577	4,139,953
Depreciation and amortization	828,738	743,627
Total operating expenses	8,640,875	8,042,850
Loss from continuting operations	(1,291,712)	(934,871)

Change in fair value of derivative liability	3,100	-
Interest expense, net of interest income	(144,579)	(268,927)
Other income, net	42,291	129,815
Loss from continuing operations before provision for
income taxes	(1,390,900)	(1,073,983)

Benefit for income taxes	(63,000)	(80,000)
Loss from continuing operations	(1,327,900)	(993,983)

(Loss) income from discontinued operations (net of income tax provision of $303,000 and $92,000, respectively)	(708,745)	377,741
Net loss	$(2,036,645)	$(616,242)

Net income (loss) available to common shareholders
Basic	$(2,036,645)	$(616,242)
Diluted	$(2,036,645)	$(616,242)

Basic earnings (loss) per share:
Loss from continuing operations	$(0.01)	$-
(Loss) income from discontinued operations	$-	$-
Net loss per share, basic	$(0.01)	$-

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.01)	$-
(Loss) income from discontinued operations	$-	$-
Net loss per share, diluted	$(0.01)	$-

Weighted average shares outstanding -
Basic	190,350,672	162,595,571
Diluted	190,350,672	197,497,477

See accompanying notes to consolidated financial statements.

VillageEDOCS and subsidiaries
Statements of Stockholders' Equity
For the Years Ended December 31, 2009 and 2008

	Series A
	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances, January 1, 2008	33,500,000	$33,500	152,770,913	$15,277	$32,397,585	$(25,054,453)	$7,391,909

Estimated fair value of common stock issued to
employees as compensation	-	-	5,500,000	550	81,950	-	82,500
Estimated fair value of common stock
issued as acquisition cost of QSI	-	-	22,000,000	2,200	547,800	-	550,000
Estimated fair value of common stock warrants
issued in connection with consulting services	-	-	-	-	292,814	-	292,814
Estimated fair value of vested stock options	-	-	-	-	298,593	-	298,593
Net loss			-	-	-	(616,242)	(616,242)

Balances, December 31, 2008	33,500,000	33,500	180,270,913	18,027	33,618,742	(25,670,695)	7,999,574

Estimated fair value of common stock issued to
employees as compensation	-	-	12,775,700	1,278	126,479	-	127,757
Conversion of preferred stock to common stock	(33,500,000)	(33,500)	33,500,000	3,350	30,150	-	-
Estimated effect of accounting change
for derivative liability	-	-	-	-	(8,810)	2,610	(6,200)
Estimated fair value of common stock warrants
issued in connection with financing activities	-	-	-	-	4,310	-	4,310
Estimated fair value of vested stock options	-	-	-	-	251,614	-	251,614
Net loss			-	-	-	(2,036,645)	(2,036,645)
Balances, December 31, 2009	-	$-	226,546,613	$22,655	$34,022,485	$(27,704,730)	$6,339,092

See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net loss	$(2,036,645)	$(616,242)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	926,060	843,632
Provision for doubtful accounts receivable	28,992	17,667
Estimated fair value of stock options issued to
employees for services rendered	251,614	298,593
Estimated fair value of warrants issued to consultants	23,194	75,819
Change in fair value of derivative liability	(3,100)	-
Common stock issued and issuable to employees
for services rendered	115,626	82,500
Amortization of debt discount and debt issuance costs	65,690	216,697
Loss on discontinued operations	799,013	-
Changes in operating assets and liabilities, net of
acquisitions and divestitures:
Accounts receivable	220,939	97,731
Inventories	(3,684)	(9,043)
Prepaid expenses and other current assets	95,050	(126,552)
Other assets	3,797	31,806
Accounts payable	42,474	(132,250)
Accrued expenses, other liabilities and interest	(433,650)	(851,213)
Deferred revenue	(41,423)	109,329
Net cash provided by operating activities	53,947	38,474
Cash Flows from Investing Activities:

Purchases of property and equipment	(70,266)	(134,408)
Cash paid in acquisition of QSI, net of cash acquired	-	(286,435)
Costs incurred for purchase of QSI	-	(227,291)
Cash acquired from sale of TBS, net	2,090,084	-
Cash acquired from sale of PFI, net	-	53,832
Net cash provided by (used in) investing activities	2,019,818	(594,302)
Cash Flows from Financing Activities:
(Payments) proceeds from lines of credit, net	(759,971)	305,883
Proceeds from notes payable to related parties	865,000	300,000
Payments on notes payable to related parties	(1,351,490)	(148,510)
Cash paid for debt issuance costs	-	(65,000)
Payments on capital lease obligation	(21,917)	(19,009)
Payments on convertible notes payable to related parties	(65,000)	-
Net cash (used in) provided by financing activities	(1,333,378)	373,364
Net change in cash and cash equivalents	740,387	(182,464)

Cash and cash equivalents, beginning of year	567,447	749,911
Cash and cash equivalents, end of year	$1,307,834	$567,447
Supplemental disclosure of cash flow information -
Cash paid during the year for:
Interest	$197,590	$94,276
Income taxes	$151,340	$172,340

Supplemental Schedule of Noncash Investing
and Financing Activities:

Estimated fair value of common stock issued in connection with acquisition	$-	$550,000
Issuance of note payable to related party in acquisition	$-	$773,129
Cumulative effect of accounting change to accumulated deficit for derivative liabilities	$2,610	$-
Cumulative effect of accounting change to additional paid-in capital
for derivative liabilities	$8,810	$-

Conversion of preferred stock to common stock	$33,500	$-
Estimated fair value of warrants issued as debt issuance costs	$-	$149,661
Reclassification of warrant from accrued liabilities to additional
paid-in capital	$-	$50,000
Estimated fair value of warrants issued in connection with
consulting services	$-	$26,001
Reclassification of common stock issued to employees for
services from accrued liabilities to additional paid-in capital	$98,106	$-

See accompanying notes to consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

1.	Background, Organization and Basis of Presentation

VillageEDOCS, Inc. (the “Company” or “VillageEDOCS”) was incorporated in 1995 in Delaware, reincorporated in California in 1997, and reincorporated in Delaware in September 2007. The Company has historically operated an electronic document delivery service marketed to organizations throughout the United States and internationally. On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that included the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company. In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004. Effective May 1, 2006, the Company acquired GoSolutions, Inc. ("GSI"). GSI provides enhanced voice and data communications services including speech-driven messaging, unified communications, and audio conferencing applications. Effective August 1, 2008, the Company acquired Decision Management Company, Inc. dba Questys Solutions (“QSI” or “Questys”). QSI provides products and services for document and content management, automated data capture, electronic agenda management, and business process workflow. On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS"), which it subsequently sold effective December 4, 2009. Effective April 1, 2005, the Company acquired Phoenix Forms, Inc. dba Resolutions ("PFI" or "Resolutions"), which it subsequently sold effective December 1, 2007. The consolidated financial statements include the accounts of the Company and those of MVI, TBS, GSI, and QSI, its wholly owned subsidiaries, since October 25, 2004, February 17, 2004, May 1, 2006, and August 1, 2008, respectively. The results of operations of TBS are included through December 4, 2009. See Note 5 for additional information regarding the acquisition of QSI and the Company’s accounting for TBS as a discontinued operation. All significant inter-company transactions and balances have been eliminated in consolidation.

2.	Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception. The Company’s losses are continuing and may continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns QSI, GSI, and MVI.

The Company’s success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company’s current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings. Although cash flows from operations improved during 2009 to a level sufficient to support operating expenses, we do not expect that such levels will continue until at least the fourth quarter of 2010. Should such cash flows decrease for any reason, management plans to obtain debt and equity financing from new and existing stockholders. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.	Summary of Significant Accounting Policies

a.	Segments of an Enterprise and Related Information

The Company reports information about segments of its business in its annual financial statements and reports selected segment information in its quarterly reports issued to stockholders. The Company also reports on its entity-wide disclosures about the products and services that it provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's four reportable segments are managed separately based on fundamental differences in their operations. At December 31, 2009, the Company operated in the following four reportable segments (see Note 12):

(a) Electronic document delivery services,
(b) Electronic content management solutions,
(c) Integrated communications, and
(d) Corporate.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

b.	Concentration of Credit Risk

The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. MVI and GSI generally require a valid credit card or ACH debit account to collateralize credit extended to non-corporate clients. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary. At December 31, 2009 and 2008, the Company has recorded an allowance for doubtful accounts of approximately $52,000 and $47,000, respectively.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

For the years ended December 31, 2009 and 2008, independent representatives of one customer accounted for approximately 30% and 37%, respectively, of total revenue from continuing operations. For the years ended December 31, 2009 and 2008, independent representatives of another customer accounted for approximately 20% and 16%, respectively, of total revenue from continuing operations.

One customer accounted for 23% of total accounts receivable at December 31, 2009. No single customer accounted for more than 10% of accounts receivable at December 31, 2008.

At times, deposits held with financial institutions may exceed the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (“FDIC”) which provides deposit coverage with limits up to $250,000 per owner through December 31, 2013. As of December 31, 2009 and 2008, the Company had a balance of approximately $805,000 and $44,000, respectively, in excess of the FDIC limit.

c.	Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, valuation of inventories, recoverability of long-lived assets, and valuation of derivative liabilities, stock options, warrants, and deferred taxes. Actual results could differ from those estimates.

d.	Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

e.	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable. Sales are recorded net of sales discounts.

The Company recognizes revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence (“VSOE”) of fair value. Software license revenue generated by QSI, allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established. Maintenance and support revenue is recognized ratably over the maintenance term. First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services. Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company’s products which do not require significant customization to or modification of the underlying software code.

Revenue from subscription agreements consists of fixed monthly fees and usage charges, generally based on per minute rates. Subscription agreement revenue related to QSI, MVI and GSI usage service charges are billed monthly in arrears and the associated revenues are recognized in the month of service. Recurring charges for the GoSolo (TM) platform are billed in advance on a monthly basis and recorded as deferred revenues. The Company recognizes subscription agreement revenue ratably over the service period, which management believes approximates the actual provision of services. Professional service fee revenue consists of consulting fees charged to enterprise clients for GoSolo(TM) platform enhancements. The Company recognizes professional service fee revenue on a time and materials basis over the service period, which management believes approximates the actual provision of services. Wholesale enhanced voicemail services consists of fees charged to telecommunications providers for use of the GoSolo(TM) platform to provide their customers with hosted electronic voicemail, billed monthly in arrears and the associated revenues are recognized in the month of service.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

f.	Product and Technology Development

Product and technology development expense includes personnel costs relating to developing the features, content and functionality of QSI’s electronic content management solutions, MVI's internet-enabled fax services and web site, and GSI's communications services. Product and technology development costs are expensed as incurred.

g.	Advertising

The Company expenses all advertising costs as incurred. Advertising costs were $68,191 and $28,628 from continuing operations, and $30,444 and $35,923 from discontinued operations, for the years ended December 31, 2009 and 2008, respectively.

h.	Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

i.	Fair Value of Financial Instruments

The carrying amount of certain of the Company's financial instruments as of December 31, 2009 and 2008 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligation, lines of credit, and notes payable. The fair value of convertible notes payable to related party is not determinable as the borrowings are with a related party.

j.	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. All potentially dilutive shares, approximately 2,000,000 and 35,000,000 as of December 31, 2009 and 2008, respectively, have been excluded from diluted loss per share, as their effect would be anti-dilutive for the years then ended.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

k.	Comprehensive Income

The Company has no items of comprehensive income.

l.	Cash and Cash Equivalents

All highly liquid instruments purchased with a maturity of three months or less at the time of purchase are considered cash equivalents.

m.	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method for financial accounting and reporting purposes.  Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

n.	Stock-Based Compensation

At December 31, 2009, the Company had two stock-based compensation plans.

All share-based payments to employees, including grants of employee stock options and restricted stock grants, are recognized in the consolidated financial statements based upon their fair values.  The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards.  Fair value is determined at the date of grant.  The consolidated financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates.   The estimated average forfeiture rate for the years ended December 31, 2009 and 2008, of approximately 14%, and 17%, respectively, was based on historical forfeiture experience and estimated future employee forfeitures.

The cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows.  Due to the Company’s loss position, there were no such tax benefits during the years ended December 31, 2009 and 2008.

Description of Plans

The Company’s equity incentive plans provide for awards of common stock and grants of options to employees and directors of the Company to purchase the Company’s shares, as determined by management and the board of directors, at or above the fair value of such shares on the grant date. The options generally vest over a five-year period beginning on the grant date and have a seven-year term. As of December 31, 2009, the Company is authorized to issue up to 95,000,000 shares under these plans and has approximately 49,100,000 shares available for future issuances.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model even though the model was developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility is based on the historical volatility of the Company’s stock price. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.   The fair  value of options granted was estimated using the following weighted average assumptions:

	2009	2008
Stock options:
Expected term (in years)	6.0	6.0
Expected volatility	182% -202%	258% - 273%
Risk-free interest rate	2.3%	3.0%
Dividend yield	-	-

A summary of option activity as of December 31, 2009 and changes during the year then ended, is presented below:

	December 31, 2009
		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value
Options outstanding at January 1, 2009	42,730,939	$0.17
Options granted	3,050,000	$0.01
Options cancelled/forfeited	(4,690,000)	$0.10
Options expired	(719,963)	$1.07
Options exercised	-	$-
Options outstanding at December 31, 2009	40,370,976	$0.15	4.4	$8,391
Options vested or expected to vest	38,799,875	$0.15	4.3	$6,036
Options exercisable at December 31, 2009	27,970,976	$0.19	3.7	$492

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

The weighted-average grant date fair value of options granted during 2009 and 2008 was $0.01 and $0.04 per option, respectively.  Upon the exercise of options, the Company issues new shares from its authorized shares.

As of December 31, 2009, there was approximately $380,000 of total unrecognized compensation cost, net of forfeitures, related to employee and director stock option compensation arrangements. That cost is expected to be recognized on a straight-line basis over the next 2.6 weighted average years. The total fair value of vested options issued to employees and directors during the years ended December 31, 2009 and 2008 was $226,044 and $244,253, respectively, for continuing operations, and $25,570 and $54,340, respectively, for discontinued operations, net of an estimated forfeiture rate of 14% and 17%, respectively.

The expense was recorded in the accompanying consolidated statements of operations as follows:

	Years Ended December 31,
	2009	2008
Cost of sales	$31,317	$4,601
General and administrative	159,793	200,486
Sales and marketing	13,032	19,679
Product and technology	21,902	19,487
Discontinued operations	25,570	54,340
	$251,614	$298,593

The measurement date for the fair value of the equity instruments issued to consultants and vendors in exchange for goods and services is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.  In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

All issuances of the Company's stock to non-employees as non-cash consideration are valued at the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and has been valued at the market value of the shares issued.

o.	Inventories

Inventories consist primarily of supplies, forms, envelopes, and software licenses purchased for resale.  Cost is determined on a first-in, first-out basis.  The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand.  Actual demand may differ from the Company's estimates.  Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

p.	Goodwill and Other Intangible Assets

Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized.  The Company allocates its goodwill to its various reporting units, determines the carrying value of those businesses, and estimates the fair value of the reporting units so that a two-step goodwill impairment test can be performed.  In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value.  Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred.  Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

The changes in the carrying amount of goodwill for the year ended December 31, 2009 are as follows (see Note 5):

Balance, January 1, 2009	$7,244,732
Goodwill of TBS disposed	2,721,205
Balance, December 31, 2009	$4,523,527

The Company performed an impairment test on goodwill as of December 31, 2009.  Based on its analysis as of December 31, 2009, the Company's management believes there is no impairment of its goodwill.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of goodwill in the future.

Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values (see Note 5).  Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.

q.	Long-Lived Assets

In the event that facts and circumstances indicate that equipment or other long-lived assets may be impaired, an evaluation of recoverability would be performed.  If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment charge is necessary.  The amount of long-lived asset impairment, if any, is charged to operations in the period in which long-lived asset impairment is determined.  At December 31, 2009 and 2008, management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for the Company's products or services will continue, which could result in impairment of long-lived assets in the future.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

r.	Warranty Costs

The Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2009 and 2008, management of the Company determined that a warranty reserve was not necessary.  In addition, the charges to expense during the years ended December 31, 2009 and 2008 were insignificant.

s.	Derivative Liability

Effective January 1, 2009, the Company adopted the provisions of an accounting pronouncement which applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. As a result of adopting this pronouncement, 310,000 of issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants have an exercise price of $0.01, as amended, and expire in February 2018. As such, effective January 1, 2009, the Company reclassified the fair value of these common stock purchase warrants, which have exercise price reset features, from equity to liability status as if these warrants were treated as a derivative liability since their date of issue in 2008. On January 1, 2009, the Company reclassified from additional paid-in capital, as a cumulative effect adjustment, $2,610 to beginning retained earnings and $6,200 to a long-term derivative liability to recognize the fair value of such warrants on such date. During 2009, the Company issued an additional 155,000 warrants valued at $1,550 using the Black-Scholes option pricing model and recorded as general and administrative expense in the accompanying consolidated statements of operations and as a derivative liability on the accompanying consolidated balance sheet.  The fair value of the 465,000 common stock purchase warrants declined to $4,650 as of December 31, 2009. As such, the Company recognized a $3,100 gain from the change in fair value of these warrants for the year ended December 31, 2009.

These common stock purchase warrants were initially issued in connection with a line of credit with a financial institution. The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimates the fair value of these warrants using the Black-Scholes option pricing model using the following weighted average assumptions:

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

	December 31,	January 1,
	2009	2009
Annual dividend yield	—	—
Expected life (years)	8.11	9.70
Risk-free interest rate	3.62%	2.46%
Expected volatility	186%	190%

The expected life is based on the remaining term of the warrants.  The risk-free interest rate is based on the U.S. Treasury rate that corresponds to the pricing term.  Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily pricing observations for recent periods that correspond to the expected term. The Company believes this method produces an estimate that is representative of expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility.

t.	Fair Value Measurement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued a pronouncement which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This pronouncement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB deferred the effective date of this pronouncement by one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2008, the Company adopted the provisions of this pronouncement, except as it applies to those nonfinancial assets and nonfinancial liabilities for which the effective date has been delayed by one year, which the Company adopted on January 1, 2009. The adoption of this pronouncement did not have a material effect on the Company’s financial position or results of operations. The carrying values of cash, accounts receivable, accounts payable, accrued expenses, capital lease obligation, and debt instruments approximate their respective fair values due to the short-term nature of these instruments.

The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. Liabilities measured at fair value on a recurring basis are summarized as follows:

				December 31,
	Level 1	Level 2	Level 3	2009
Fair value of warrants	$—	$—	$4,650	$4,650

Total	$—	$—	$4,650	$4,650

The following table provides a reconciliation of the beginning and ending balances for the Company’s derivative liability measured at fair value using Level 3 inputs:

Balance at December 31, 2008	$—
Cumulative effect of EITF 07-5	6,200
Issuance of warrants	1,550
Change in fair value	(3,100)

Balance at December 31, 2009	$4,650

The Company has no assets that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the year ended December 31, 2009.

u.	Subsequent Events

The Company has evaluated subsequent events through the filing date of this Form 10-K, and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes thereto other than as discussed in the accompanying notes.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

v.	New Accounting Pronouncements

In June 2009, the FASB issued a pronouncement which establishes the FASB Accounting Standards Codification™ as the source of authoritative accounting guidance under GAAP. The rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This pronouncement is effective for periods ending after September 15, 2009. The Company has concluded that the application of the pronouncement did not have a material impact on its consolidated financial position and results of operations as of and for the year ended December 31, 2009.

In September 2009, the FASB issued an update to its accounting guidance regarding multiple-deliverable revenue arrangements. The guidance addresses how to measure and allocate consideration to one or more units of accounting. Specifically, the guidance requires that consideration be allocated among multiple deliverables based on relative selling prices. The guidance establishes a selling price hierarchy of (1) vendor-specific objective evidence, (2) third-party evidence and (3) estimated selling price. This guidance is effective for annual periods beginning on or after June 15, 2010 but may be early adopted as of the beginning of an annual period. The Company expects to adopt this guidance on January 1, 2010 and does not expect this guidance to have a material impact on its consolidated financial position and results of operations.

In October 2009, the FASB issued an update to its accounting guidance regarding software revenue recognition. The guidance changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in FASB ASC Topic 985, “Software.” In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance. This guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 but may be early adopted. The Company expects to adopt this guidance on January 1, 2010 and does not expect this guidance to have a material impact on its consolidated financial position and results of operations.

In January 2010, the FASB issued an update to its accounting guidance regarding fair value measurement and disclosure. The guidance affects the disclosures made about recurring and non-recurring fair value measurements. This guidance is effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010.  Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on its consolidated financial position and results of operations.

Other recent accounting pronouncements issued by the FASB (including the Emerging Issues Task Force) and the American Institute of Certified Public Accountants did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

4.	Property and Equipment

            Property and equipment consist of the following as of December 31, 2009 and 2008:

	December 31,
	2009	2008
Equipment under capital lease	$33,331	$33,331
Computer equipment	1,061,965	1,012,229
Furniture and equipment	34,451	31,291
Software	209,900	203,199
	1,339,647	1,280,050
Less- accumulated depreciation	(1,122,279)	(976,728)
	$217,368	$303,322

Depreciation expense for property and equipment for 2009 and 2008 was $145,839 and $180,394, respectively, for continuing operations and $50,241 and $40,005 for discontinued operations, respectively.

5.	Acquisitions, Discontinued Operations, Dispositions, and Intangible Assets

Discontinued Operations and Disposition of TBS

On December 4, 2009, the Company sold TBS to N. Harris Computer Corporation and its affiliate for approximately $2.3 million in cash plus up to $0.7 million in additional future payments subject to certain earn-out provisions as set forth in an Intellectual Property Purchase Agreement (the “IPPA”) and a Share Purchase Agreement (the “SPA” and, together with the IPPA, the “Sale Agreements”).

The Company’s Board of Directors approved the sale of the assets on December 2, 2009 as part of a strategy to reduce debt and focus on growth at the remaining business units and growth by acquisition.  The Company used $169,817 of the proceeds from the asset sale to pay outstanding amounts pursuant to a line of credit with a bank on December 4, 2009 (see Note 6).

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

In 2009 and in connection with the disposal, the Company recorded a loss from discontinued operations of $405,745, net of tax of $303,000.  Such loss included income from TBS’ operations of $393,268 before income taxes and a loss on the disposal of approximately $799,013 (which consisted of net proceeds of $2,130,147 (net of $36 of expenses and $169,817 paid directly to a bank to pay off a line of credit), less the net assets sold of $2,929,160, which includes goodwill and certain intangible assets with a carrying value of $2,931,621 at the time of disposition, which were written off, and $40,063 of cash conveyed to the buyer.

The operations associated with this transaction and the loss on the sale have been classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.  Prior to reclassification, the operations associated with this transaction were classified into the Company’s Government accounting solutions segment.

Discontinued operations’ results were as follows:

	Year	Year
	Ended	Ended
	December 31, 2009	December 31, 2008
Results of discontinued operations
Net sales	$4,405,978	$5,376,539
Income before income taxes	$393,268	$469,741

Loss on sale of discontinued operations:
Sales price, net	$2,130,147	$-
Net assets sold	(2,929,160)	-
Loss on sale	$(799,013)	$-

Income (loss) from discontinued operations before income taxes	$(405,745)	$469,741
Provision (benefit) for income taxes	303,000	92,000
Income (loss) from discontinued operations	$(708,745)	$377,741

Summarized balance sheet information for the discontinued operations as of December 31, 2008 is set forth below:

December 31,
2008
Accounts receivable, net	$520,026
Inventories	41,031
Prepaid expenses and other current assets	50,896
Current assets of discontinued operations	611,953
Property and equipment, net	85,466
Goodwill	2,721,205
Other intangibles, net	257,500
Non-current assets of discontinued operations	3,064,171
Assets of discontinued operations	$3,676,124

Accounts payable	$151,684
Current portion of accrued expenses and other liabilities	220,341
Deferred revenue	217,001
Lines of credit	174,329
Current liabilities of discontinued operations	763,355
Capital lease	1,737
Liabilities of discontinued operations	$765,092

Acquisition of Questys (“QSI”)

On August 4, 2008, the Company completed the purchase of 100% of the issued and outstanding capital stock of QSI, from its sole shareholder, Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic, Tenants in Common (the “Pavlovics”, “Questys Shareholder”).  The effective date of the acquisition is August 1, 2008.

The Company purchased Questys with $300,000 in cash, a secured promissory note in the amount of $900,000 (see Note 6), and 22 million shares of the Company’s common stock.

The terms of the purchase were the result of arms-length negotiations.  The Pavlovics were not previously affiliated with the Company.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Questys is a California corporation formed in 1981 and is co-located with Corporate and MVI in Santa Ana, California.  The Company purchased Questys to add new products and services for document and content management, document archiving, document imaging, automated data capture, electronic agenda management, and business process workflow.  In addition, as Questys has clients in a number of markets, including corporate, government, healthcare, financial services, education, legal, law enforcement, manufacturing, and retail, the Company expects to benefit from the potential expansion into the newly expanded customer base of several of the Company’s products and services believed to be complementary.

In connection with the acquisition of QSI, the Company incurred $227,291 in acquisition-related costs including, but not limited to, expenses incurred for a finder’s fee, legal, accounting and travel.

The acquisition price was comprised of the following:

Cash paid at closing	$300,000
Promissory note to seller, net of debt discount of $126,871	773,129
Estimated fair value of VillageEDOCS' common stock	550,000
Legal, accounting, and other costs	227,291
$1,850,420

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of QSI as of August 1, 2008, the effective date of the acquisition:

Cash	$13,565
Accounts receivable	309,887
Prepaid expenses and other current assets	55,298
Property and equipment	95,587
Other assets	12,006
Total liabilities	(1,008,198)
Net tangible liabilities assumed	(521,855)

Identifiable intangibles:
Trade name	210,000
Technology	390,000
Customer relationships	730,000
Covenant Not to Compete	70,000
Goodwill	972,275
$1,850,420

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

The pro forma combined historical results, as if QSI had been acquired as of January 1, 2008 are estimated as follows:

Year
Ended
December 31, 2008
Net sales	$11,565,584
Net loss	$(620,065)
Weighted average common shares
outstanding:
basic and diluted	175,433,927
Loss per share:
basic and diluted	$-

The pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such date, nor is it necessarily indicative of future operating results.

Other Intangible Assets

On May 12, 2006, the Company entered into a Patent License Agreement (the “License Agreement”) with Catch Curve, Inc. (“Catch Curve”).  Pursuant to the License Agreement, Catch Curve granted the Company a worldwide, non-exclusive, non-divisible, fully paid-up license to use certain patented technology in connection with any facsimile products or services made or sold by the Company or its subsidiaries.  The Company made aggregate license payments of $600,000 over the thirty-two month period that began on May 12, 2006 and ended December 31, 2008.  The License Agreement stipulates that $350,000 of the total license fee was attributable to sales of products and services prior to the date of the License Agreement.  The remainder of $250,000 is attributable to sales of products and services subsequent to the date of the License Agreement. Accordingly, on May 12, 2006, the Company recorded an intangible asset in the amount of $250,000.  The intangible asset is being amortized over 58 months, the estimated life of the patents covered by the License Agreement.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Other intangible assets consist of the following as of December 31, 2009:

	Estimated Useful	Gross		Net
	Life	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(187,492)	$62,508

QSI:
Customer relationships	Ten	$730,000	$(103,417)	$626,583
Technology	Five	390,000	(110,500)	279,500
Trade name	Five	210,000	(59,500)	150,500
Covenant not to compete	Two	70,000	(49,583)	20,417
		$1,400,000	$(323,000)	$1,077,000
GSI:
Customer relationships	Ten	$2,200,000	$(806,667)	$1,393,333
Technology	Five	490,000	(359,333)	130,667
Trade names and marks	Ten	420,000	(154,000)	266,000
		$3,110,000	$(1,320,000)	$1,790,000

		$4,760,000	$(1,830,492)	$2,929,508

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Other intangible assets consist of the following as of December 31, 2008:

	Estimated Useful	Gross		Net
	Life	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount
Corporate:
License agreement	Five	$250,000	$(135,772)	$114,228

QSI:				-
Customer relationships	Ten	$730,000	$(30,417)	$699,583
Technology	Five	390,000	(32,500)	357,500
Trade name	Five	210,000	(17,500)	192,500
Covenant not to compete	Two	70,000	(14,583)	55,417
		$1,400,000	$(95,000)	$1,305,000
GSI:
Customer relationships	Ten	$2,200,000	$(586,667)	$1,613,333
Technology	Five	490,000	(261,333)	228,667
Trade names and marks	Ten	420,000	(112,000)	308,000
		$3,110,000	$(960,000)	$2,150,000

		$4,760,000	$(1,190,772)	$3,569,228

Amortization of other intangible assets was $639,720 and $506,721 during 2009 and 2008, respectively, for continuing operations and $47,084 and $60,000 during 2009 and 2008, respectively, for discontinued operations.  During 2009, the Company wrote off $210,416 of intangible assets in connection with the sale of TBS.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

The estimated amortization expense for the next five years approximates:

Years Ending December 31,

2010	$625,000
2011	498,000
2012	455,000
2013	405,000
2014	335,000
Thereafter	611,000
$2,929,000

6.	Debt

Bank Lines of Credit

On February 6, 2008, the Company and The Private Bank of The Peninsula (“Bank”) entered into an agreement for an asset based line of credit (the “Line”).   On March 5, 2009, the Company received a fully executed agreement between it and the Bank to amend the agreement for the Line (the "Amendment").  The effective date of the Amendment was February 24, 2009.  Pursuant to the Amendment, the Bank renewed the Line and modified the terms to include an interest rate that was floating and was calculated at Wall Street Journal prime plus five percent (5%) on the cash borrowed provided that the minimum rate was eight and one half percent (8.5%) and minimum interest was $7,000 per three month period.  Interest on outstanding borrowings was payable monthly.   In addition, the Company was required to pay an amendment fee of $10,000 and, upon each advance, a fee equal to one quarter of one percent (0.25%) of the advance, and was subject to covenants as to minimum quarterly income and cash flow.  The Bank’s maximum commitment amount for the Line, as amended, was $1.0 million.  Advances were generally limited to 80% of eligible domestic accounts receivable.  Outstanding advances under the Line were secured by a first lien position on all of the Company’s accounts receivable, contract rights, chattel paper, documents, and payment and by a second lien on its inventory, intellectual property, and equipment.  As of December 31, 2009, there were outstanding borrowings of $130,592 on the Line and the Company was in compliance with all loan covenants, except a quarterly income covenant.  As a result of failing to comply with the quarterly income covenant, the Bank increased the interest rate to 13.5% per annum effective November 19, 2009.  Availability on the Line as of December 31, 2009 was approximately $30,000.

The Line matured on February 24, 2010 and, pursuant to an extension granted by the Bank, the Company repaid all outstanding advances in February and March 2010.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

During 2008, the Company paid a facility fee of $15,000 to the Bank in connection with the Line and paid a finder’s fee in the amount of $50,000 to Dragonfly Capital Partners LLC (“Dragonfly”).  In addition, the Company issued the Bank and Dragonfly warrants to purchase shares of its common stock (see Note 7).  The Company recorded the finders’ fees and warrants as debt issuance costs in the accompanying consolidated balance sheets at December 31, 2009 and 2008, and amortized $5,417 and $59,583, respectively, of the cash fees to interest expense during the years then ended.  Effective January 1, 2009, the Company issued an additional 235,000 warrants to the Bank (see Note 7) and the Company reclassified the Bank’s warrants from additional paid-in capital to a derivative liability in connection with the adoption of an accounting pronouncement and the reset features of the Bank’s warrant agreement.  The warrants were valued using the Black-Scholes option pricing model at $4,310.

Effective September 30, 2006, VillageEDOCS obtained a $500,000 revolving line of credit (“RLOC”) with a financial institution.  The RLOC was guaranteed by a stockholder of the Company.  Interest on outstanding borrowings was payable monthly at an annual rate of interest equal to LIBOR plus 2%.  On May 8, 2009, the Company retired the RLOC using the proceeds of the Williams May 2009 Note (see below).  The terms of the note payable financing were deemed more favorable to the Company than the renewal terms offered by the financial institution.

QSI had an unsecured line of credit agreement with a financial institution for borrowings up to the maximum of $100,000 with no maturity date (“QSI RLOC”).  Borrowings bore interest at the prime rate, plus 2.775%.  On August 3, 2009, as stipulated by the QSI acquisition agreements, the Company repaid the outstanding borrowings of $100,000 in full and closed the line of credit using the proceeds of the Williams July 2009 Note (see below).

Vojin Hadzi-Pavlovic and Gloria Hadzi-Pavlovic

Effective August 1, 2008 and in connection with the acquisition of Questys (see Note 5), the Company issued a secured promissory note to the Pavlovics (the “Pavlovic Note”) in the amount of $900,000.  The Pavlovics are a related party as a result of the common stock issued to them by the Company in connection with the acquisition of Questys.  The Pavlovic Note is non-interest bearing and may be prepaid in whole or in part at any time without penalty and is due on August 1, 2011.  Principal payments are due in three equal annual installments of $300,000 each on August 1, 2009, August 1, 2010, and August 1, 2011.  On August 1, 2009, the Company paid the first installment of $300,000 using the proceeds of the Williams July 2009 Note (see below).  The Pavlovic Note is secured by certain assets of Questys as defined in a Security Agreement dated as of August 1, 2008.  As of December 31, 2009, payment obligations under the Pavlovic Note were subordinate in certain respects to the rights of the Private Bank of the Peninsula to the extent set forth in a Subordination Agreement dated as of August 1, 2008.

In connection with the issuance of the Pavlovic Note, the Company recorded a debt discount of $126,871 as a result of imputed interest.  The Company is amortizing the discount using the effective interest method through August 1, 2011.  During the years ended December 31, 2009 and 2008, $42,291 and $17,621, respectively, of interest expense was recognized in connection with the amortization of debt discount related to this note.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Prior to August 1, 2008 (effective date of acquisition of Questys), the Pavlovics made aggregate advances to Questys in the amount of $115,000, which were assumed in the acquisition (the “Pavlovic Shareholder Debt”).  The Pavlovic Shareholder Debt is non-interest bearing and the Company and the Pavlovics have agreed to the repayment of the outstanding balance as follows:  (i) $35,000 on or before August 1, 2009, (ii) $40,000 on or before August 1, 2010, and (iii) $40,000 on or before the August 1, 2011. On August 3, 2009, the Company paid the first installment of $35,000 using the proceeds of the Williams July 2009 Note (see below).

In connection with the acquisition of the Pavlovic Shareholder Debt, the Company recorded a debt discount of $16,546 as a result of imputed interest.  The Company is amortizing the discount using the effective interest method through August 1, 2011.  During the years ended December 31, 2009 and 2008, $5,516   and $2,298, respectively, of interest expense was recognized in connection with the amortization of debt discount related to this debt.

The Silver Lake Group, LLC

The Company funded the requirement for the initial $300,000 payment for the purchase of QSI from the proceeds of a $300,000 related party secured promissory note offering subscribed to by The Silver Lake Group, LLC (“SLG”) on August 4, 2008 (the “SLG Note”).  SLG is owned by Ricardo A. Salas, a Director of the Company.  The SLG Note was originally due on October 31, 2008 and bore interest at a rate of nine percent (9%) per annum through October 31, 2008.

On October 30, 2008, VillageEDOCS, Inc. and SLG entered into an Amendment to Secured Promissory Note (“Amendment”) to modify the maturity date, interest rate, and repayment terms of the SLG Note.  As of October 31, 2008, the remaining principal balance of the SLG Note, as amended, was $250,000 and no interest was outstanding.  Pursuant to the Amendment, the SLG Note matured on March 31, 2009 and bore interest from November 1, 2008 at a rate of twelve percent (12%) per annum.  As of December 31, 2009, the SLG Note was paid in full.  As of December 31, 2008, the outstanding principal balance due pursuant to the SLG note was $151,490.  The SLG Note was secured by the accounts receivable of GSI, as defined in a Security Agreement dated as of August 1, 2008.  Payment obligations under the SLG Note were subordinate in certain respects to the rights of the Bank to the extent set forth in a Subordination Agreement entered into effective August 1, 2008.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

C. Alan and Joan P. Williams

On May 6, 2009 the Company arranged for an unsecured promissory note financing with C. Alan Williams and Joan P. Williams in the amount of $430,000 (the “Williams May 2009 Note”).  The Williams May 2009 Note bore a per annum interest rate equal to the most favorable rate paid by the Williams plus two percent (2%).  The Company’s interest rate in effect through December 15, 2009 (date of repayment) with respect to the Williams May 2009 Note was 4.87%.  The interest rate was subject to adjustment once per month.  The term of the Williams May 2009 Note was thirty-six (36) months, with monthly installments paid by the Company consisting of principal and interest on the first of each month, beginning on August 1, 2009.  Payment obligations under the Williams May 2009 Note were subordinate in certain respects to the rights of the Private Bank of the Peninsula.

The Company used the proceeds from the Williams May 2009 Note, to retire the RLOC on May 8, 2009 (see above).  The terms of the Williams May 2009 Note were deemed more favorable to the Company than the renewal terms offered by the financial institution.

On July 30, 2009 the Company arranged for an unsecured promissory note financing with C. Alan Williams and Joan P. Williams in the amount of $435,000 (the “Williams July 2009 Note”).  The Williams July 2009 Note bore interest at ten percent (10%) per annum.  The term of the Williams July 2009 Note was twelve (12) months, with monthly installments paid by the Company at the end of each month consisting of principal and interest, beginning on July 31, 2009.  Payment obligations under the Williams July 2009 Note were subordinate in certain respects to the rights of the Private Bank of the Peninsula.

The Company used the proceeds from the Williams July 2009 Note, to retire a line of credit with a financial institution on August 4, 2009 and to make installment payments to Vojin and Gloria Hadzi-Pavlovic pursuant to the agreement for the Company’s purchase of QSI dated as of August 1, 2008 (see Note 5).

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, which bore interest at ten percent (10%) per annum (the “Williams Convertible Note”).  During 2005, all but $65,000 of the principal amount due pursuant to this note was converted into shares of the Company's common stock.   In October 2009, the Williams agreed to extend the due date of the note to October 31, 2011 (see Note 11).  The note and accrued interest were due at the earlier of one of three events: 1) October 31, 2011; 2) acquisition of a controlling interest in the Company by a third party; or 3) the Company achieved equity financing of a minimum of $3,000,000.  Effective April 14, 2005, pursuant to an amendment to the note, the conversion price was fixed at $0.14 per share.  As an incentive for Mr. and Mrs. Williams to provide the loan, the Company issued them a warrant to purchase 5,000,000 shares of the Company's restricted common stock at $0.10 per share exercisable until February 17, 2009.  Effective February 17, 2009, the Company and the Williams agreed to extend the expiration date of the warrant to February 16, 2012 in exchange for the Williams’ agreement to extend their guaranty of the RLOC through December 31, 2010.  The extension of the warrants did not have a material effect on the consolidated financial statements.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

During the years ended December 31, 2009 and 2008, $35,439 and $6,500, respectively, of interest expense was recognized in connection with these notes.

On December 15, 2009, the Company paid $927,917 to C. Alan and Joan P. Williams in full satisfaction of all outstanding principal and interest owed to the Williams pursuant to the Williams Convertible Note, the Williams May 2009 Note, and the Williams July 2009 Note.

At December 31, 2008, the amount owed by the Company to the Williams pursuant to the unpaid balance of the convertible promissory note payable was $65,000 in principal and $113,370 in unpaid interest.  The interest rate in effect as of December 31, 2008 was ten percent (10%) per annum.

Interest Expense

Interest expense recognized on all lines of credit and notes payable was $144,579 and $268,927, respectively, for continuing operations and $10,718 and $13,626, respectively, for discontinued operations during the years ended December 31, 2009 and 2008.

Interest expense noted above included non-cash charges (related to amortization of debt discount and debt issuance costs) of $65,690 and $216,697, respectively, during 2009 and 2008.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

7.	Stockholders’ Equity

a.	Common and Preferred Stock

Effective September 7, 2007, the Company reincorporated in Delaware under the name VillageEDOCS, Inc.  Pursuant to its Articles of Incorporation filed with the State of Delaware, the Company is authorized to issue two classes of shares of stock.  The first class is designated as preferred stock.  The total number of shares of Series A Preferred stock that the Company is authorized to issue is forty eight million (48,000,000) of $0.001 par value per share.  The second class is designated as common stock.  The total number of shares of common stock that the Company is authorized to issue is five hundred million (500,000,000) of $0.0001 par value.

The Company is authorized to issue up to 48,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 ("Series A Preferred Stock").  Each share of Series A Preferred Stock shall be convertible into one share of common stock.  Series A Preferred Stock will be immediately convertible into common stock, however, the Company is prohibited from effecting any conversion of the Series A Preferred Stock, and the holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.  The foregoing restriction may be waived (a) upon sixty-one days prior notice from the holder to the Company and (b) shall not apply in the event of a sale of substantially all of the assets or securities of the Company, a merger involving the corporation or an underwritten public offering of the Company's common stock.  No dividends shall be payable with respect to the Series A Preferred Stock.  The Series A Preferred Stock shall have no voting rights, except with respect to changes in the powers, preferences or rights of the Preferred Stock.   The liquidation preference of the Series A Preferred Stock is equal to $0.05 per share (the “Liquidation Value”).  Upon liquidation of the Company, holders of Series A Preferred Shares will be paid the Liquidation Value prior to distribution of any amounts to holders of our common stock.

Effective December 23, 2009, C. Alan Williams converted 33,500,000 shares of the Company’s Series A Preferred Stock into 33,500,000 shares of the Company’s common stock.  The transaction resulted in no consideration to the Company because the Series A Preferred Stock was convertible for no additional consideration.  Mr. Williams had previously purchased these shares from Barron Partners, LP in a private transaction not involving the Company.  After the conversion by Mr. Williams, the Company had no shares of its Series A preferred Stock outstanding.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

On April 8, 2009 and pursuant to the terms of their respective employment agreements, the Company issued 6,879,200 shares of its restricted common stock to K. Mason Conner, who is the Company’s President and Chief Executive Officer and a Director, and 5,896,500 shares of its restricted common stock to H. Jay Hill, who is the Company’s Executive Vice President of Corporate Development and a Director.  These shares were valued at $0.01 per share (the estimated fair value on the measurement date) for an aggregate total of $127,757, $98,106 of which was included in accrued liabilities as of December 31, 2008. For the year ended December 31, 2009, the Company accrued $85,975 related to incentive stock compensation for Messrs. Conner and Hill.

On November 17, 2008, the Company issued 2,500,000 shares of its common stock to K. Mason Conner pursuant to the 2002 Equity Incentive Plan.  Mr. Conner is an officer and director of the Company.  These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

On November 17, 2008, the Company issued 2,000,000 shares of its common stock to H. Jay Hill pursuant to the 2002 Equity Incentive Plan.  Mr. Hill is and officer and director of the Company.  These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

On November 17, 2008, the Company issued 1,000,000 shares of its common stock to Michael A. Richard pursuant to the 2002 Equity Incentive Plan.  Mr. Richard is an officer of the Company.  These shares were valued at $0.015 per share (the estimated fair value on the measurement date) and recorded as compensation expense.

On August 1, 2008 and in connection with the acquisition of Questys, the Company issued 22,000,000 shares of its common stock to the Pavlovics (see Note 5).  These shares were valued at $0.025 per share (the estimated fair value on the measurement date) and recorded as additional purchase price.

The Company did not issue any shares of its preferred stock during either of the years ended December 31, 2009 and 2008.

b.	Stock Options

The Company has adopted an equity incentive plan (the “2002 Plan”) that authorizes the issuance of options to acquire up to 90,000,000 shares of common stock, as amended, to employees and certain outside consultants.   The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted.  The number of options under the 2002 Plan available for grant at December 31, 2009 and 2008 was approximately 45,700,000 and 43,000,000, respectively.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

During 1997, the Board of Directors of the Company adopted a stock option plan (the “1997 Plan”) that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants.  The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term.  Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted.  The number of options under the 1997 Plan available for grant at December 31, 2009 and 2008 was approximately 3,400,000 and 4,200,000, respectively.

d.      Warrants

From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

In December 2008, and in connection with a retainer agreement dated September 15, 2007 that was cancelled by the Company effective February 28, 2009, the Company issued a warrant to purchase 1,304,074 shares of its common stock at $0.023 per share (fair value on the measurement date) to a consultant in consideration for public relations services.  The warrant vested immediately and is exercisable over a five year period from date of grant.  The warrant was valued using the Black-Scholes option pricing model, was valued at $26,001, was recorded as prepaid consulting expense, and was amortized to general and administrative expense in the Company’s statements of operations over the three month service period that began on December 1, 2008.  During the year ended December 31, 2009, the Company recorded $17,334 of consulting expense in connection with this warrant.  During the year ended December 31, 2008, the Company recorded $8,667 of consulting expense in connection with this warrant.

In consideration for the Line, (see Note 6) the Company issued the Bank an immediately exercisable warrant to purchase 75,000 shares of its restricted common stock at an exercise price of $0.062 per share through February 6, 2018.  The warrants were valued using the Black-Scholes option pricing model at $4,500 and were recorded as debt issuance cost in the accompanying consolidated balance sheet at December 31, 2009.  The Company amortized such cost over the one-year life of the related debt instrument.  During the years ended December 31, 2009 and 2008, the Company recorded $375 and $4,125, respectively, of interest expense in the accompanying consolidated statements of operations.  Effective January 1, 2009, the Company reclassified the fair value of these warrants, which have exercise price reset features, from equity to liability status as if these warrants were treated as a derivative liability since their date of issue in February 2008 and issued an additional 390,000 warrants to the Bank pursuant to the terms of the warrant agreement valued at $5,860 using the Black-Scholes option pricing model (see the heading “Derivative Liability” under Note 3), which was expensed during 2009. During 2008, the Company recorded $4,125 of interest expense in the accompanying consolidated statements of operations.

As a finder’s fee for the Line (see Note 6), the Company issued Dragonfly an immediately exercisable warrant to purchase 2,419,355 shares of its restricted common stock at an exercise price of $0.062 per share through February 6, 2013.  The warrants were valued using the Black-Scholes option pricing model at $145,161 and were recorded as debt issuance cost in the accompanying unaudited condensed consolidated balance sheet at December 31, 2009.  The Company amortized such cost over the one-year life of the related debt instrument.  During 2009 and 2008, the Company recorded $12,091 and $133,070, respectively, of interest expense in the accompanying consolidated statements of operations.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

On February 8, 2008, the Company issued Agile Equity LLC an immediately exercisable warrant to purchase 653,214 shares of its common stock at $0.077 per share through February 8, 2009 in consideration for consulting services rendered.  The warrant was valued at $50,484 based on the Black-Scholes option pricing model. During 2008, the Company expensed consulting fees of $484 in accordance with the timing of the services performed.

On October 1, 2007, and in connection with a retainer agreement dated September 15, 2007, the Company issued a warrant to purchase 2,000,000 shares of its common stock at $0.05 per share (fair value on the measurement date) to a consultant in consideration for public relations services.  The warrants are exercisable over a five year period from date of grant.  The warrants were valued using the Black-Scholes option pricing model at $100,000 and were recorded as general and administrative expense in the Company’s statements of operations over the twelve month vesting period that began on September 15, 2007.  During 2008, the Company recorded $66,668 of consulting expense in connection with this warrant.

The following represents a summary of the warrants outstanding for the year ended December 31, 2009:

		Weighted Average
	Number	Exercise Price
	of Warrants	Per Share
Outstanding at January 1, 2009	10,017,643	$0.07
Granted	390,000	0.01
Exercised	-	-
Expired/Forfeited	(653,214)	(0.08)
Balance at December 31, 2009	9,754,429	$0.07

Weighted average fair value of warrants granted in 2009:	$0.01
Weighted average fair value of warrants granted in 2008:	$0.05

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

8.	Income Taxes

The components of the (benefit) provision for income taxes for December 31, 2009 and 2008 are presented in the following table:

		December 31	December 31
		2009	2008
Current:
	Federal	$(38,000)	$(52,000)
	State	(25,000)	(28,000)
		(63,000)	(80,000)

Deferred:
	Federal	-	-
	State	-	-

		$(63,000)	$(80,000)

At December 31, 2009, the Company had approximately $24,592,000 and $23,655,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2027 and 2028, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2009, the effect of such limitation, if imposed, has not been determined.

At December 31, 2009, the Company had approximately $23,000 of California research and development tax credit carryforwards which carry forward indefinitely.

At December 31, 2008, the Company had approximately $24,693,000 and $23,529,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income.

At December 31, 2008, the Company had approximately $23,000 of California research and development tax credit carryforwards which carry forward indefinitely.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.  The valuation allowance increased approximately $159,000 and decreased $(779,000) during the years ended December 31, 2009 and 2008, respectively.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Deferred tax assets (liabilities) consist of the following:

	December 31,	December 31,
Deferred tax assets:	2009	2008

Net operating loss carryforwards	$9,354,000	$9,416,000
Accrued expenses	92,000	141,000
Other	74,000	(31,000)
Less valuation allowance	(8,424,000)	(8,265,000)
	$1,096,000	$1,261,000

Deferred tax liabilities:

Purchased Intangibles	$(1,083,000)	$(1,246,000)
Property and equipment and intangibles	(13,000)	(15,000)
Total deferred tax liabilities	(1,096,000)	(1,261,000)
Net deferred tax assets (liabilities)	$-	$-

A reconciliation of income taxes from continuing operations computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:

	2009	2008
Computed benefit at federal statutory rate	$(438,000)	$(243,000)
State income tax benefit, net of federal effect	(46,000)	2,000
Permanent items	98,000	196,000
Other	47,000	(61,000)
Uncertain tax positions reserve	110,000	81,000
Payable adjustment	(8,000)	(169,000)
State net operating loss adjustment	(1,000)	197,000
State effective tax rate adjustment	16,000	146,000
Change in valuation allowance	159,000	(229,000)
	$(63,000)	$(80,000)

On January 1, 2007, the Company adopted the provisions of an accounting pronouncement that establishes a single model to address accounting for uncertain tax positions, clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements, and provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Upon adoption, the Company recognized no adjustment in the amount of unrecognized tax benefits.  As of the date of adoption, the Company had no unrecognized tax benefits.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

A portion of the net operating loss carryforwards as of December 31, 2009 includes amounts related to stock option deductions.  Any excess tax benefits from share-based compensation are only realized when income taxes payable is reduces, with the corresponding credit posted to additional paid-in capital.

The following table summarizes the changes to unrecognized tax benefits for the years ended December 31, 2009 and 2008 (in thousands):

Balance at January 1, 2008	$-
Additions based on tax positions related to the current year	81
Additions based on tax positions of prior years	-
Balance at December 31, 2008	81
Additions based on tax positions related to the current year	110
Additions based on tax positions related to the prior year	-
Reductions as a result of lapse of applicable statute of limitations	-
Balance at December 31, 2009	$191

The Company and its subsidiaries are subject to federal income tax as well as income tax of multiple state jurisdictions.  The Company is not currently under examination by the IRS, state and local taxing authorities.  However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs and tax credits were generated and carried forward, and make adjustments up to the amount of the carryforwards.

The Company has elected to recognize potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.   As of December 31, 2009, the Company has accrued interest and penalties associated with uncertain tax positions of $28,000.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future as provided by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions.  These ownership changes may limit the amount of the net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income.  Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future.  The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and that there could be additional changes in control in the future.  If the Company has experienced a change of control at any time since Company formation, utilization of the Company’s net operating loss carryforwards would be subject to an annual limitation under Section 382.  Any limitation may result in expiration of a portion of the carryforwards before utilization.  Further, once a study is completed and any limitation known, the amounts currently presented as an uncertain tax position may change.  Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

9.	Loss per Share

The following table reconciles basic earnings per share and diluted earnings per share and the related weighted average number of shares outstanding for the year ended December 31, 2008.

	Numerator	Denominator	Per Share
	(Loss)	(Shares)	Amount
Basic earnings per share:
Net loss	$(616,242)	-	$-
Loss available to common shareholders	(616,242)	162,595,571	-

Effect of dilutive securities:
Options and warrants	-	127,835	-
Convertible note payable to related party	-	1,274,071	-
Convertible preferred stock	-	33,500,000	-

Diluted earnings per share:
Loss available to common shareholders plus assumed exercises	$(616,242)	197,497,477	$-

10.	Commitments and Contingencies

a.	Leases

The Company leases certain property and equipment under operating lease agreements (including related party leases – see Note 11) which expire on various dates through 2013 and provide for monthly lease payments ranging from $108 to $13,747.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

Future annual minimum payments under non-cancelable operating leases are as follows:

	Operating Leases
	Related Parties	Other	Total

2010	$165,000	$326,000	$491,000
2011	55,000	186,000	241,000
2012	-	77,000	77,000
2013	-	11,000	11,000
Total minimum lease payments	$220,000	$600,000	$820,000

Rent expense for the years ended December 31, 2009 and 2008 was $703,038 (including $155,429 of related party rent) and $853,667 (including $163,218 of related party rent), respectively, for continuing operations and $122,698 (including $87,406 of related party rent), and $169,604 (including $95,352 of related party rent), respectively, for discontinued operations.

b.	Litigation

The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business.

In connection with the acquisition of GSI the Company is entitled to certain rights of indemnification from GoSolutions Equity, LLC, which is a former shareholder of GSI that became a shareholder of the Company as a result of our acquisition of GSI.  The Company made a claim of indemnification from this entity in connection with the bankruptcy of one of GSI’s significant customers – Vartec Telecom, Inc. – and the facts and circumstances relating to the procurement and maintenance of the Primerica Life Insurance account and related Citigroup affiliates.  GoSolutions Equity, LLC has indicated that it does not believe that we have a valid basis for making such indemnification claims.

The Company has engaged in limited discussions with GoSolutions Equity, LLC as it relates to the indemnification claims notice and their response to such claims notice.  However, the Company is unable to advise whether it will be successful in the indemnification claims against GoSolutions Equity, LLC.  Pursuant to the agreement with GSI, if the Company is successful, GoSolutions Equity, LLC would only be required to return up to approximately 4.4 million of the Company’s shares issued to that entity to satisfy such indemnification claims.  GoSolutions Equity, LLC is not required to contribute cash to satisfy any indemnification claims.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

c.	Consulting and Employee Agreements

The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business.  These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

d.	Indemnities and Guarantees

During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions.  The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the States of California, Delaware, Florida, and Georgia.  These indemnities include certain agreements with the Company’s officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship.  In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities.  In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement.  In connection with the Company's acquisitions of QSI and GSI, the parties have agreed to indemnify each other from claims relating to the acquisition agreement.  The duration of these indemnities and guarantees varies and, in certain cases, is indefinite.  The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make.  Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

11. Related Party Transactions

The Company has borrowed significantly from related parties, issued a significant number of options and warrants to related parties, and issued a significant number of shares of its common stock to related parties upon conversion of convertible promissory notes payable as described more fully in Notes 6 and 7.

GSI leases the St. Petersburg office space pursuant to a noncancelable operating lease agreement expiring in April 30, 2011 at a cost of $12,653, $13,232, $13,841, $14,485, and $15,164 per month for each of the twelve month periods ended April 2007, 2008, 2009, 2010, and 2011, respectively.    The building in which the office space is located is owned by an entity in which a member of GoSolutions Equity, LLC (a related party) owns an interest.

12. Segment Reporting

The Company's operations are classified into four principal reportable segments that provide different products or services.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.  The Company operates in the following four reportable segments:

(a)  Electronic document delivery services,
(b)  Electronic content management solutions,
(c)  Integrated communications, and
(d)  Corporate.

The Company evaluates performance and allocates resources based upon operating income.  The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.  Inter-segment sales are eliminated upon consolidation.

The following table summarizes segment asset and operating balances for continuing operations by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with GAAP:

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

	Year	Year
	ended / As of	ended / As of
	December 31	December 31
	2009	2008

Net revenue from external customers:

Electronic document delivery services	$2,576,842	$2,761,147
Electronic content management solutions	2,157,280	979,553
Integrated communications	5,557,130	6,059,154
Corporate	-	-
Total net revenue from external customers:	$10,291,252	$9,799,854

Operating income (loss) from continuing operations:

Electronic document delivery services	$519,948	$295,534
Electronic content management solutions	(638,676)	(33,926)
Integrated communications	753,019	1,102,461
Corporate	(1,926,416)	(2,298,940)
Total operating loss from continuing operations:	$(1,292,125)	$(934,871)

Depreciation and amortization from continuing operations:

Electronic document delivery services	$74,026	$89,154
Electronic content management solutions	264,781	111,646
Integrated communications	438,209	491,106
Corporate	51,722	51,721
Total depreciation and amortization:	$828,738	$743,627

Interest expense, net of interest income:

Electronic document delivery services	$16,580	$6,507
Electronic content management solutions	23,344	6,507
Integrated communications	51	(408)
Corporate	104,604	256,321
Total interest expense, net of interest income:	$144,579	$268,927
continued…

VillageEDOCS, Inc. and subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2009 and 2008

	Year	Year
	ended / As of	ended / As of
	December 31	December 31
	2009	2008
Income (loss) from continuing operations:

Electronic document delivery services	$498,464	$283,906
Electronic content management solutions	(655,320)	16,695
Integrated communications	755,576	1,134,016
Corporate	(2,230,938)	(2,542,391)
Total loss from continuing operations:	$(1,632,218)	$(1,107,774)

Identifiable assets:

Electronic document delivery services	$489,664	$675,212
Electronic content management solutions	2,189,328	2,628,589
Integrated communications	5,663,529	6,197,418
Corporate	1,152,655	314,080
Total identifiable assets:	$9,495,176	$9,815,299

Capital expenditures:

Electronic document delivery services	$34,309	$79,946
Electronic content management solutions	11,344	4,931
Integrated communications	13,944	40,467
Discontinued operations	10,669	9,064
Corporate	-	-
Total capital expenditures:	$70,266	$134,408